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                                                                   Exhibit 10.17




Personal and Confidential


July 28, 1998


Mr. Jim R. Grimm
6500 E. Caron Drive
Paradise Valley, Arizona 85253

Dear Jim:

It is a pleasure for me to offer you employment as the Senior Vice President and Chief Financial Officer of Gulf States Steel, Inc. of Alabama (the "Company"), under the following terms and conditions:

     1.  Employment Date: You will commence your employment with the Company on
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         September 14, 1998 (the "Employment Date").

     2.  Base Compensation: Your base compensation during your employment with
         ------------------
         the Company will be at the rate of $200,000 per year, subject to adjustment (at the Company's sole discretion) based on a review of your performance on each anniversary of the Employment Date, and payable in accordance with the normal salary payment procedures for senior executives of the Company.

     3.  Bonus:  You will be eligible to participate in the three bonus plans as
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         described in the bonus plan document you received. These three programs are described as the Profit Sharing Plan, BPM Program, and the Business Plan (Return on Assets). Your eligibility to participate in these plans will be immediate, on a prorated basis for the portion of the year you are employed. Payment of bonus plans are subject to approval of the Company's Board of Directors, and the Company reserves the right to change, alter, amend, or discontinue the bonus plan in effect at any time.

     4.  Duties:  At the time you commence your employment with the Company,
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         you will serve as an executive and operating officer of the Company.
         While you are employed by the Company, you will report directly to the Chief Executive Officer, and you shall perform such duties as he may request from time to time. While you are employed by the Company, you shall devote your full working time, best efforts, knowledge, and skills exclusively to the business of the Company and, at all times, act in the best interests of the Company.

     5.  Termination:  Your employment with the Company shall be on an "at will"
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         basis and, accordingly, either of us shall have the right at any time to terminate your employment with the Company by written notice given to the other.


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Mr. Jim Grimm
July 28, 1998
Page 2


     Notwithstanding the foregoing, you shall be eligible during the first three years of your employment for twelve months severance pay payable over a twelve-month period (the "Severance Period") if your employment with the Company is terminated for reasons other than cause. All insurance benefits would also continue in effect for the same period.

     6.  Fringe and Health Benefits:  You shall be entitled to participate in
         ---------------------------
         those retirement, health, and other fringe benefits generally made available from time-to-time to senior executives of the Company, which currently consist of a medical program, life insurance, supplemental life, 401-K pension plan, and paid holidays and six weeks of paid vacation each year.

     7.  Incentive Stock Options:  As soon as possible after the start of your
         ------------------------
         employment with the Company, we will enter into an Incentive Stock Option Agreement with you whereby you will have the opportunity to share 0.5% of the equity appreciation of GSS Holding Corporation, the parent company of the Company, from the Employment Date forward, subject to certain restrictions, including a five-year gradual vesting, all of which are in accordance with the terms of the GSS Holding Corporation 1995 Employee, Director and Consultant Stock Option Plan. If after working for the company for a full three years, you elect to retire, vesting will continue, providing you consult for the company under mutually agreeable conditions until the vesting period is completed.

         8.  Relocation Costs: The position requires residency within Gadsden
             -----------------
         or its immediate vicinity. In order to defray the costs of moving from the Paradise Valley, Arizona area, the Company will pay, in accordance with it's published policy, reasonable expenses, not to exceed $150,000, exclusive of the gross-up of expenses for tax purposes.

         9.  Signing Bonus: As a special employment bonus, Gulf States Steel
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         will provide you with a one-time payment in the amount of $25,000, less required deductions for federal and state withholding taxes. This payment will be made during the first week of employment.

         10.  Physical Condition: As a pre-condition of your employment with
              -------------------
         the Company, we will require you to affirmatively state that you are in good physical condition and have no debilitating illness. (Your signature on this letter shall be deemed to constitute such affirmative statement.)

Please sign the extra copy of this letter to indicate your agreement with the foregoing and to confirm your agreement that you are under no disability and that you are not a party to any other agreement that would prevent you from entering into this employment relationship with the company or from fully performing your duties for the Company in a satisfactory manner.


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Mr. Jim Grimm
July 28, 1998
Page 3


Jim, we greatly look forward to your anticipated contributions, and we look forward to welcoming you to the Gulf States team.

Sincerely,

GULF STATES STEEL, INC. OF ALABAMA



By  /s/ Robert Schaal
    ----------------------
        Robert Schaal
        Chief Executive Officer



CONFIRMED AND AGREED TO:



Jim R. Grimm
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Jim R. Grimm